Exhibit 10.42

PERFORMANCE RESTRICTED STOCK AGREEMENT
UNDER THE
CATALENT, INC.
2014 OMNIBUS INCENTIVE PLAN
(Performance Period commencing on July 1, 2017 and ending on June 30, 2020)
Pursuant to the Performance Restricted Stock Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Performance Restricted Stock Agreement (including Exhibit A) (this “Agreement”) and the Plan, Catalent, Inc. (the “Company”) and the Participant agree as follows.
1.Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan or the Grant Notice, as applicable.

(a)Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b)Performance Period. The term “Performance Period” means the period commencing on July 1, 2017 and ending on June 30, 2020.

(c)Period of Service. The term “Period of Service” means the continuous period of the Participant’s Employment up to the Termination Date, and also includes any prior period of Employment separated by: (i) any break in Employment as a result of a leave of absence authorized by the Company or by law; and (ii) any break in Employment not authorized by the Company or by law lasting twelve (12) months or less.

(d)Plan. The term “Plan” means the Catalent, Inc. 2014 Omnibus Incentive Plan, as in effect from time to time.

(e)Recapitalization. The term “Recapitalization” means any of the following transactions affecting the Company’s outstanding Common Stock as a class without the Company’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, reincorporation, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Company’s receipt of consideration.

(f)Restrictive Covenant Violation. The term “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants set forth in Section 6 of this Agreement or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Affiliates’ or Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant, all to the extent permitted by law.

(g)Retirement. The term “Retirement” means a Termination (other than a Termination when grounds existed for a Termination for Cause at the time thereof) initiated by the Participant that occurs on or after the date on which the sum of the Participant’s age and Period of Service (calculated in months) equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months’ notice of his or her intention to retire.

(h)Termination Date. The term “Termination Date” means the date upon which the Participant incurs a Termination for any reason.

(i)Withholding Taxes. The term “Withholding Taxes” means the federal, state, local and employment taxes required to be withheld by the Company in connection with the issuance and vesting of the Performance Shares (as defined below), or any other property.

Exhibit 10.42

2.Grant of Performance Shares.

(a)Grant of Performance Shares. Subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, for good and valuable consideration, the Company hereby grants to the Participant the number of performance-based shares of Restricted Stock as set forth in the Grant Notice (the “Performance Shares”). For the avoidance of doubt, the number of Performance Shares set forth in the Grant Notice represents the maximum number of Performance Shares that may vest, and for which the Forfeiture Restriction (defined below) may lapse, in accordance with the performance-based vesting conditions and any continuing Employment requirement set forth in this Agreement.

(b)Escrow; Blank Assignment. If the Performance Shares are certificated, the Company shall have the right to hold in escrow the certificates representing any Performance Shares that are subject to vesting. Concurrently with the delivery of this Agreement to the Company, the Participant shall deliver a duly executed blank Assignment of Common Stock (in the form attached hereto as Exhibit I) with respect to the Performance Shares.

(c)Rights as Stockholder. Until such time as the Performance Shares are forfeited pursuant to the vesting conditions set forth in this Agreement, the Participant or a Permitted Transferee of the Performance Shares shall have all rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Performance Shares, subject to the restrictive provisions of this Agreement; provided, however, that any dividend payable on such Performance Shares shall be held by the Company and delivered (without interest) to the Participant within fifteen (15) days following the date on which the Performance Shares vest as set forth in this Agreement (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Performance Shares to which such dividends relate).

3.Vesting; Forfeiture Restriction; Treatment on Termination.

(a)Vesting. The Performance Shares shall be subject to vesting based on (i) the level of attainment of the performance goals set forth in Exhibit A and (ii) the Participant’s continued Employment, subsection to clauses (d)-(f) below, in each case in accordance with the terms of Exhibit A and this Section 3. Any Performance Shares that do not vest in accordance with Exhibit A and this Section 3, based on the level of attainment of the performance goals and any continuing Employment requirement, shall be immediately forfeited and returned to the Company for no consideration as of the first to occur of the Regular Vesting Date, the Termination Date, or any Change in Control, without any further action by the Company (the “Forfeiture Restriction”).

(b)Termination of Employment. Subject to clauses (d) - (f) below, if the Participant incurs a Termination prior to the Regular Vesting Date (as defined on Exhibit A), (i) the Participant’s Performance Shares shall cease vesting as of the Termination Date and (ii) all unvested Performance Shares shall be immediately forfeited and returned to the Company for no consideration as of the Termination Date without any further action by the Company.

(c)Release from Escrow. The Performance Shares that vest, and with respect to which the Forfeiture Restriction lapses, in accordance with Exhibit A and this Section 3, shall be released from escrow (if applicable) and delivered to the Participant, subject to collection of applicable Withholding Taxes in accordance with Section 7.

(d)Death. If the Participant incurs a Termination due to death, the EPS Target Number of Performance Shares and the RTSR Target Number of Performance Shares, or the number of Converted Restricted Shares (as defined in Exhibit A) to the extent applicable, shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Forfeiture Restriction shall lapse with respect to such vested Performance Shares. Any Performance Shares that do not vest pursuant to this clause (d) shall immediately be forfeited to the Company by the Participant for no consideration upon the Participant’s death.

(e)Disability/Retirement. Subject to clause (f) below, if the Participant incurs a Termination due to Disability or Retirement, the Participant shall continue to vest in the Performance Shares as if the Participant had

Exhibit 10.42

continued in Employment through the Regular Vesting Date, subject to the attainment of the performance goals set forth in Exhibit A, and subject to the Participant’s compliance with the restrictive covenants set forth in Section 6 of this Agreement and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates and Subsidiaries in a form prescribed by the Company on or prior to the 60th day following the Termination Date; provided, however, in the case of a Termination due to Retirement, the number of Performance Shares, if any, that shall vest shall be the number of Qualified Performance Shares (as determined in accordance with Exhibit A) multiplied by a fraction, the numerator of which is equal to the number of days between and including the first day of the Performance Period and the date the Participant incurs a Termination due to Retirement and the denominator of which is 1095 (the “Retirement Fraction”), rounded up to the nearest whole number. Subject to clause (f) below, if the Participant incurs a Termination due to Retirement, upon the Regular Vesting Date, the Forfeiture Restriction shall lapse with respect to the Retirement Fraction of the Qualified Performance Shares, and the Participant will immediately forfeit the remaining unvested Performance Shares to the Company for no consideration. If the Participant incurs a Termination due to Disability, upon the Regular Vesting Date, the Forfeiture Restriction shall lapse with respect to the Qualified Performance Shares, and the Participant will immediately forfeit the remaining unvested Performance Shares to the Company for no consideration.

(f)Change in Control. In the event of a Change in Control in which the Performance Shares are not cashed out in accordance with Section 2(b) of the Exhibit A:

(i)if the Participant incurs a Termination by the Service Recipient without Cause (other than due to death or Disability) prior to the Regular Vesting Date, the number of Converted Restricted Shares shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Forfeiture Restriction shall lapse with respect to the Converted Restricted Shares; and

(ii)if the Participant incurs a Termination due to Retirement, the Retirement Fraction of the number of Converted Restricted Shares shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and the Forfeiture Restriction shall lapse with respect to such portion of the Converted Restricted Shares.

Any Performance Shares subject to this clause (f) that do not vest pursuant to this clause (f) shall immediately be forfeited to the Company by the Participant for no consideration upon the Participant’s Termination.
(g)Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Performance Shares shall be immediately subject to the Forfeiture Restriction, but only to the extent the Performance Shares are at the time covered by such Forfeiture Restriction. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Performance Shares subject to this Agreement and to the Forfeiture Restriction in order to reflect the effect of any such Recapitalization upon the Company’s capital structure.

4.Transfer Restrictions.

(a)    Non-Transferability. The Performance Shares that are subject to the Forfeiture Restriction shall not be transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Performance Shares may be transferred by will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided in this Agreement or the Plan, no assignment or transfer of the Performance Shares, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right in this Agreement or the Plan whatsoever, but immediately upon such assignment or transfer the Performance Shares shall be forfeited and returned to the Company for no consideration.

Exhibit 10.42

(b)    Transferee Obligations. Each Permitted Transferee must, as a condition precedent to the validity of a transfer of the Performance Shares, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and that the transferred Performance Shares are subject to forfeiture to the same extent such shares would be so subject if retained by the Participant.

(c)    Restrictive Legend. The stock certificates for the Performance Shares shall be endorsed with, or in the event the Performance Shares are uncertificated the pertinent book-entry records shall note, a restrictive legend substantially in the form set forth in Section 9(e) of the Plan.

5.Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then, in addition to any other remedy available (on a non-exclusive basis), (a) the Performance Shares shall be forfeited and returned to the Company for no consideration and/or (b) the Participant shall be required to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Shares. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Shares and all proceeds thereof shall be subject to the Company’s Clawback Policy (to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements), as in effect from time to time, to the extent the Participant is a director or “officer” as defined in Rule 16a-1(f) promulgated under the Exchange Act.

6.Restrictive Covenants.

(a)Restrictive Covenants. To the extent that the Participant is a party to an employment or similar agreement with the Company or one of its Affiliates or Subsidiaries containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such agreement shall govern and the following provisions of this Section 6 shall not apply.

(b)Competitive Activity. To the extent a Participant lives in a jurisdiction where restrictive covenants are void as against public policy, this Section 6(b) shall be considered deleted from and therefore not part of this Agreement.

(i)The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Activity Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:

(I)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any individual, person, firm, part-nership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries or Affiliates, the business of any client or prospective client:

(1)	with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date;

(2)
with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries or Affiliates during the one-year period preceding the Termination Date; or

Exhibit 10.42

(3)	for whom the Participant had direct or indirect responsibility during the one-year period preceding the Termination Date.

(II)	During the Restricted Activity Period, the Participant will not directly or indirectly:

(1)
engage in any business that competes with the business of the Company or any of its Subsidiaries or Affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product  or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries or Affiliates (including, without limitation, any other business that the Company or any of its Subsidiaries or Affiliates have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries or Affiliates conducts business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)
interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries or Affiliates and any customer, client, supplier, or investor of the Company or any of its Subsidiaries or Affiliates.

Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity or a Restrictive Covenant Violation for purposes of this Agreement.
(III)    During the Restricted Activity Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to leave such Employment; or

(2)
hire any such employee who was employed by the Company or any of its Subsidiaries or Affiliates as of the Termination Date or who left the employment of the Company or any of its Subsidiaries or Affiliates coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or any of its Subsidiaries or Affiliates for at least six (6) months.

(IV)    During the Restricted Activity Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries or Affiliates any consultant then under contract with the Company or any of its Subsidiaries or Affiliates.

Exhibit 10.42

(ii)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 6(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Section 6(b).

(c)Confidentiality

(i)The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates and Subsidiaries (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)Notwithstanding anything to the contrary in Section 6(c)(i), “Confidential Information” shall not include any information that (w) is or becomes generally available to the public other than as a result of a breach of this Section 6(c); (x) is already known by the recipient of the disclosed information at the time of disclosure as evidenced by the recipient’s written records, (y) becomes available to the recipient of the disclosed information on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (z) was or is independently developed by or for the recipient of the information without reference to Confidential Information, as evidenced by the recipient’s written records.

(iii)Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or one of its Affiliates or Subsidiaries); provided, that the Participant may disclose to any prospective future employer the provisions of Section 6 of this Agreement provided such future employer agrees to maintain the confidentiality of such terms.

(iv)Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or one of its Affiliates or Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

Exhibit 10.42

(d)Equitable Relief. Notwithstanding the remedies set forth in Section 5 above and notwithstanding any other remedy that would otherwise be available to the Company at law or in equity, the Company and the Participant agree and acknowledge that if an actual or threatened Restrictive Covenant Violation occurs, the Company will be entitled to an injunction and/or other equitable relief restraining the Participant from the Restrictive Covenant Violation without the necessity of posting a bond or proving actual damages.

(e)Permitted Conduct. Nothing in this Agreement, including clause (c) (Confidentiality), restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental agency or entity, including without limitation the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. This Agreement does not limit the Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Participant does not need the prior authorization of the Company to engage in conduct protected by this clause, and the Participant does not need to notify the Company that the Participant has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to an individual who discloses a trade secret to the individual’s attorney, a court, or a governmental official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.Withholding of Taxes. The Company shall have the right to require the Participant to pay to the Company the amount of any Withholding Taxes in respect of the Performance Shares or to take whatever action it deems necessary to protect the interests of the Company in respect of such Withholding Tax liabilities, in accordance with this Section 7.
(j)
(a)The Participant may elect to satisfy all or a portion of the obligation set forth in this Section 7 for Withholding Taxes in one or more of the following forms:

(i)in cash or check made payable to the Company;

(ii)by requesting that the Company withhold from the Performance Shares otherwise deliverable to the Participant (in accordance with Section 3) or otherwise cause the Company to record the forfeiture of a number of whole shares having a Fair Market Value as of the date on which such obligation for Withholding Taxes arises, not in excess of the amount of such Withholding Taxes determined by using the applicable minimum statutory withholding rates, or such other amount or rate determined by the Company in its reasonable discretion (the “Share Withholding Method”); or

(iii)subject to compliance with applicable law and the Company’s Securities Trading Policy as then in effect, from proceeds of a same-day or next-day sale of a portion of the Performance Shares effected by the Company’s designated broker.

(b)In the absence of a full satisfaction of the obligation set forth in this Section 7 within five (5) days of the date when the Forfeiture Restriction shall have lapsed, or such earlier date, if any, when the Company shall be required to have satisfied its obligation under applicable law with respect to Withholding Taxes, the Participant’s acceptance of the Performance Shares and this Agreement shall constitute the Participant’s authorization to the Company’s designated broker to effect the sale contemplated by Section 7(a)(iii) in accordance with this Section 7(b).

8.Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as provided in

Exhibit 10.42

this Agreement; provided that, unless and until some other address is so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9.No Right to Continued Employment. Neither the Plan nor this Agreement nor the granting of the Performance Shares that are the subject of this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Affiliates or Subsidiaries. Further, the Company, or, if different, the Service Recipient, may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided in this Agreement.

10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, including but not limited to any advice relating to the application of Code Section 83 to the Performance Shares or compliance with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

11.Data Privacy. The Participant hereby explicitly and without reservation consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Restricted Stock grant materials by and among, as applicable, the Service Recipient, the Company and its other Affiliates or Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Service Recipient may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Performance Shares or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley Smith Barney LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipient of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Morgan Stanley Smith Barney LLC and any other possible recipient that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendment to Data or refuse or withdraw the consents in this Section 11, in any case without cost, by contacting in writing the Participant’s local human resources

Exhibit 10.42

representative. Further, the Participant understands that the Participant is providing on a purely voluntary basis the consents described in this Agreement. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Employment and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
12.Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and, to the extent permitted, assigns or other Permitted Transferees of the parties to this Agreement.

13.Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any condition or right under, amend any term of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant under this Agreement shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrence or transaction under this Agreement unless such waiver specifically states that it is to be construed as a continuing waiver.

14.Governing Law; Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of federal and state courts located in Somerset County, New Jersey, and hereby waive any objection to proceeding in such jurisdiction, including any objection regarding an inconvenient forum.

15.Plan. The terms and conditions of the Plan are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Performance Shares and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreement or undertaking that may be necessary to accomplish the foregoing.

18.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws of one or more countries, that may affect his or her ability to acquire or sell shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company securities trading policy. The Participant is responsible for ensuring compliance with any applicable restriction and is advised to consult his or her personal legal advisor on this matter.

19.Entire Agreement; Miscellaneous. This Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Shares. This Agreement,

Exhibit 10.42

the Grant Notice and the Plan supersede any prior agreements, commitments or negotiations concerning the Performance Shares. The headings used in this Agreement, including without limitation Exhibit A, are for convenience only and shall not affect its interpretation.

Exhibit 10.42

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

CATALENT, INC. By: Name: Title: Date:
PARTICIPANT NAME: Address: Personal Email Address: Date:

Exhibit 10.42

SPOUSAL ACKNOWLEDGMENT
The undersigned spouse of the Participant has read and hereby approves the foregoing Agreement. In consideration of the Company’s granting the Participant the Performance Shares in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the Forfeiture Restriction pursuant to which any Performance Shares in which the Participant is not vested will be forfeited.

SPOUSE NAME: Address: Date:

Exhibit 10.42

EXHIBIT I

ASSIGNMENT OF COMMON STOCK
FOR VALUE RECEIVED ___________________ hereby sell(s), assign(s) and transfer(s) unto Catalent, Inc. (the “Company”), _______________ (_________) shares of the Common Stock of the Company standing in his or her name on the books of the Company [and represented by Certificate No. ________________ herewith]1 and do(es) hereby irrevocably constitute and appoint _____________________ Attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.
Dated: ____________________
Signature
Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Company to enforce the Forfeiture Restriction without requiring additional signatures on the part of the Participant.

1 Delete if uncertificated.

Exhibit 10.42

Exhibit A to Catalent U.S. Performance Restricted Stock Agreement

1.Vesting. Except as otherwise expressly provided in Section 3 of the Agreement, provided the Participant has not incurred a Termination on or prior to the Regular Vesting Date, the Performance Shares granted under the Grant Notice to which this Agreement relates shall vest upon the date on which the Committee determines and certifies, as applicable, the attainment level of both the EPS Performance Percentage and the RTSR Performance Percentage (the “Regular Vesting Date”) with respect to the Performance Period set forth in the Grant Notice, in each case, as of the last day of the Performance Period, which determination shall be made no later than the seventy-fifth (75th) day following the end of the Performance Period. As determined by the Committee, the number of Performance Shares, if any, in which the Participant vests (the “Qualified Performance Shares”) shall be equal to the sum of (a) the product of (i) the EPS Target Number of Performance Shares (as set forth in the Grant Notice) and (ii) the EPS Performance Percentage, plus (b) the product of (i) the RTSR Target Number of Performance Shares (as set forth in the Grant Notice) and (ii) the RTSR Performance Percentage, rounded up to the nearest whole number of Performance Shares. Upon the Regular Vesting Date, the Forfeiture Restriction shall lapse with respect to any Performance Shares that vest in accordance with this Exhibit A. Any Performance Shares that do not become vested in accordance with this Exhibit A (to the extent not previously forfeited pursuant to Section 3 of the Agreement) shall, effective as of the Regular Vesting Date, be forfeited by the Participant without consideration.

2.Change in Control. Notwithstanding Section 1 of this Exhibit A, the following shall apply in connection with a Change in Control:

(a)In the event of a Change in Control prior to the last day of the Performance Period, to the extent the stock of the acquiring or successor entity is publicly traded and the Performance Shares are assumed, continued or substituted, the Performance Shares shall be converted, immediately prior to the Change in Control, to a number of time-based shares of Restricted Stock equal to the sum of (A) the EPS Target Number of Performance Shares, and (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Shares, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Shares that would become eligible to vest based on the attainment level of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control (the “Converted Restricted Shares”). The Converted Restricted Shares shall be eligible to vest based on the Participant’s continued Employment through the Regular Vesting Date, except as otherwise expressly provided in Section 3 of the Agreement. Provided that the Participant has not incurred a Termination prior to the Regular Vesting Date (except as provided in Section 3 of the Agreement), the Forfeiture Restriction with respect to the Converted Restricted Shares shall lapse upon the Regular Vesting Date. Any Performance Shares that do not vest as Converted Restricted Shares pursuant to this clause (a), and any Performance Shares that do not covert into Converted Restricted Shares, shall immediately be forfeited to the Company by the Participant for no consideration.

(b)In the event of a Change in Control prior to the last day of the Performance Period, to the extent the acquiring or successor entity does not assume, continue or substitute the Performance Shares or the stock of the acquiring or successor entity is not publicly traded, the Performance Shares shall be replaced with a right to receive, within thirty (30) days following the date of the Change in Control, a cash payment equal to the sum of (i) the product of (A) the Per Share Cash Amount, multiplied by (B) the EPS Target Number of Performance Shares, and (ii) the product of (A) the Per Share Cash Amount, multiplied by (B) either of the following (1) if the Change in Control occurs in the first year of the Performance Period, the RTSR Target Number of Performance Shares, or (2) if the Change in Control occurs after the first year of the Performance Period, a number of Performance Shares that would become eligible to vest based on the attainment of the Relative Total Shareholder Return Performance Goal calculated as of a shortened Performance Period that ends on the date immediately preceding the date of the Change in Control. The “Per Share Cash Amount” for purposes of this Section 2(b) means an amount equal to the sum of (I) the average of the closing price of the Common Stock for the 20 trading days immediately preceding the date of the Change in Control and (II) any cash dividend payable on a share of Common Stock during the 20 trading-day period described in the foregoing.

Exhibit 10.42

(c)In the event of a Change in Control on or after the last day of the Performance Period, the Forfeiture Restriction shall lapse with respect to the number of vested Qualified Performance Shares as determined in accordance with Section 1 of this Exhibit A.
(d)Any Performance Shares that do not vest or become Converted Restricted Shares, as applicable, shall immediately be forfeited without any further action by the Company or the Participant and without any payment of consideration therefor.

3.Earning Per Share Performance Goal. For purposes of this Agreement:

“Cumulative EPS” means the sum of the EPS for each fiscal year of the Company or portion thereof in the Performance Period.
“Earnings Per Share” or “EPS” for any period means the Company’s “adjusted net income” for such period, as publicly reported by the Company, divided by the average number of fully diluted shares of Common Stock outstanding in such period, as publicly reported by the Company.
“EPS Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Earnings Per Share performance goal set forth in the below table.

Performance Level	Cumulative EPS	Percent of Target Goal	EPS Performance Percentage
Below Threshold	Below $3.43	Below 75%	0%
Threshold	$3.43	75%	25%
	Between $3.43 and $4.57		Linearly interpolate between 25% and 50%
Target	$4.57	100%	50%
	Between $4.57and $5.71		Linearly interpolate between 50% and 100%
Maximum	$5.71 (or higher)	125%	100%

4.Relative Total Shareholder Return Performance Goal. For purpose of this Agreement:

“Beginning Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days ending on the trading date immediately preceding the first day of the Performance Period.
“Ending Stock Price” means the average of the closing prices of the Common Stock or the shares of the Peer Group, as applicable, for the 20 trading days up to and including (if a trading day) the last day of the Performance Period.
“Peer Group” means the companies that comprise the S&P Composite 1500 Health Care Index. Companies that are members of the index at the beginning of the Performance Period that subsequently cease to be listed in the index as a result of acquisitions, mergers or combinations involving such companies shall be excluded from the Peer Group. Companies that are members of the index at the beginning of the Performance Period that subsequently file for bankruptcy during the Performance Period shall be treated as worst performers for purposes of the Relative Total Shareholder Return Performance Goal calculation.
“Relative Total Shareholder Return” or “RTSR” means the quotient equal to (i) the Ending Stock Price minus the Beginning Stock Price plus assumed reinvestment as of the ex-dividend date of ordinary and extraordinary cash dividends, if any, paid by the applicable issuer during the Performance Period, divided by (ii) the Beginning Stock Price. Relative Total Shareholder Return expressed as a formula shall be as follows:

Exhibit 10.42

Relative Total Shareholder Return	=	(Ending Stock Price - Beginning Stock Price + Assumed Dividend Reinvestment) Beginning Stock Price

The stock prices and cash dividend payments reflected in the calculation of Total Shareholder Return shall be adjusted to reflect stock splits during the Performance Period, and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of Total Shareholder Return.
“RTSR Performance Percentage” means the percentage as set forth in the below table, representing the performance level of attainment of the Relative Total Shareholder Return Performance Goal set forth in the below table.

RTSR Percentile Rank Relative to RTSR of Peer Group	Performance Level	RTSR Performance Percentage
Below 25th Percentile	Below Threshold	0%
25th Percentile	Threshold	33 1/3%
Between 25th Percentile and Median		Linearly Interpolate Between 33 1/3% and 66 2/3%
Median	Target	66 2/3%
Between Median and 75th Percentile		Linearly Interpolate Between 66 2/3% and 100%
75th Percentile and Above	Maximum	100%